EXHIBIT 10.28
NON-SOLICITATION AGREEMENT
NON-SOLICITATION AGREEMENT (this “Agreement”) by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and Kristy Berner (the “Executive”) dated as of the 21st day of September, 2023 (the “Effective Date”).
WHEREAS, in consideration of the Executive’s commencement of employment with the Company and Executive entering into the Change in Control Agreement with the Company dated as of the date hereof, the Executive is entering into this Agreement, which contains provisions that obligate the Executive to comply with certain restrictive covenants while employed by the Company and thereafter; and
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
1.Covenants.
(a)Confidential Information. While employed by the Company and thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process: (i) communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; or (ii) use to the Executive’s advantage or to the detriment of the Company any such information, knowledge or data. The restrictions in this Section 1(a) shall not apply to any information to the extent that the Executive is required to disclose such information by law; provided that the Executive (A) notifies the Company of the existence and terms of such obligation, (B) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (C) discloses only that information actually required to be disclosed. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934). Furthermore, notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a government official or attorney for the purpose of reporting or investigating a suspected violation of law, (y) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, or (z) to an attorney representing the Executive in a claim for retaliation for reporting suspected violations of law.
(b)Non-Recruitment of Employees. During the period of the Executive’s employment with the Company and its affiliates and the additional period ending on the first anniversary of the date of termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner, on the Executive’s behalf or on behalf of any other person, corporation, partnership, firm, institution or other business entity, (i) offer employment (or a consulting, agency, independent contractor or other similar position) to, or otherwise hire, any person who is or was at any time during the six (6) months prior to such offer or hiring an employee, consultant, representative, officer or director of the Company or any of its affiliates or (ii) Solicit (as defined below) any such person to accept employment (or any aforesaid position) with any company or entity with which the Executive is then employed or otherwise affiliated. Further, during the Restricted Period, the Executive shall not Solicit any employee, representative, officer or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason. This Section 1(b) shall not apply to solicitation, recruitment, encouragement, inducement or termination during the period of the Executive’s employment with the Company and on behalf of the Company or any of its affiliates.

(c)No Solicitation of Clients. During the Restricted Period, the Executive shall not, directly or indirectly, in any manner Solicit, on the Executive’s own behalf or on behalf of any other person, corporation, partnership, firm, institution or other business entity, a Client (as defined below) (i) for the purpose of providing products or services that are competitive with those provided by the Company or any of its affiliates, (ii) to transact business of the type engaged in by the Company or its affiliates, to reduce the amount of business that any Client has customarily done or contemplates doing with the Company or its affiliates or to cease or refrain from doing any business with the Company or its affiliates or (iii) to interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and a Client.
(d)Non-Disparagement. The Executive shall not at any time make any disparaging, derogatory, negative, or otherwise unfavorable statements, either oral or written, regarding the Company, its parents, subsidiaries, related companies, and affiliates, and its and each of their respective officers, directors and employees, in their corporate and individual capacities. It shall not, however, be a violation of this Section 1(d) for the Executive to make truthful statements (i) when required to do so by a court of law or arbitrator, or by any governmental agency having supervisory authority over the Company’s business or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement including, but not limited to, enforcement of this Agreement.
(e)Duty to Cooperate. The Executive shall fully cooperate in all reasonable respects with the Company and its respective directors, officers, employees, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, and about which the Company believes the Executive may have relevant information. Such cooperation and assistance shall be provided at a time and in a manner which is mutually and reasonably agreeable to the Executive and the Company, and shall include providing information and documents, submitting to depositions, providing testimony and general cooperation to assist the Company. The Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for any reasonable out-of-pocket expense that the Executive may incur in fulfilling the Executive’s obligations under this Section 1(e).
(f)Return of Company Property. The Executive shall return to the Company on or as soon as practicable after the Executive’s date of termination, all copies of all information, and all computers, phones, and other equipment, property and materials of the Company or its clients or customers that the Executive has in the Executive’s possession, custody, access or control including, but not limited to, any files, record, documents or materials in the Executive’s personal possession and any communications, documents, or other data stored on any personal computer or other electronic storage medium. Such items include but are not limited to all documents, data, electronic mail, information relating to actual or potential customers, electronic information of any kind stored in any computer or on any tape or disc or otherwise, information stored on paper or other hard copy, software, business plans, marketing information, financial information, bookkeeping and accounting information, business records, identification cards, business cards, key badges, building access cards, Company-issued credit cards, communication devices, and all other information and materials, whether or not proprietary or confidential, relating to the business or operations of the Company. The Executive shall not retain copies, duplicates, reproductions, or excerpts of any such information, software, equipment, materials, or other items following the Executive’s date of termination.
(g)Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Client” means any client, customer or business relation, whether a person or entity, that is (or was within the twelve (12)-month period prior to the Executive’s date of termination, in the case of the Executive’s termination of employment) a customer or client (or reasonably anticipated to become a customer or client) of the Company or its affiliates.
“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, inducing, advising, encouraging (or attempting to do the foregoing) or requesting any person or entity, in any manner, to take or refrain from taking any action.

(h)Remedies. The Executive acknowledges and agrees that the covenants set forth in this Agreement: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its affiliates, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that: (A) the Executive’s breach of the provisions of Section 1 will cause the Company irreparable harm, which likely cannot be adequately compensated by money damages, and (B) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of Section 1 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law, and in the case when such provision is not capable of being reformed, it shall be severed and all remaining provisions of this Agreement shall be enforced. If any of the provisions of Section 1 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
2.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)As used in this Agreement, (i) the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, and (ii) “affiliate” shall mean any entity controlled by, controlling or under common control with the Company, and shall include any predecessor entity, including, without limitation, such entity prior to it becoming an affiliate of the Company, and any successor entity.
3.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Connecticut in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the most recent address on file for the Executive at the Company.
If to the Company:
Webster Financial Corporation
200 Elm Street
Stamford, CT 06902
Attention: General Counsel
or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(e)From and after the Effective Date, this Agreement shall supersede any other agreement between the Parties with respect to the subject matter hereof. This Agreement, including for the avoidance of doubt the covenants set forth in Section 1, shall terminate and be of no further force and effect from and after the “CIC Effective Date” as defined in the Change in Control Agreement between the Executive and the Company, dated as of September 21, 2023, and the rights, benefits and any restrictive covenants set forth in the Change in Control Agreement shall control.
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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Kristy L. Berner
Kristy L. Berner

WEBSTER FINANCIAL CORPORATION

/s/ John R. Ciulla
John R. Ciulla
Chief Executive Officer and President